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                                                                     EXHIBIT 8.1


                               November 18, 1997


NationsBank Corporation
100 North Tryon Street
Charlotte, North Carolina 28255

Ladies/Gentlemen:

     We have acted as special counsel to NationsBank Corporation, a North Carolina corporation ("NationsBank"), in connection with the proposed merger (the "Merger") of Barnett Banks, Inc. ("Barnett"), a Florida corporation ("Barnett"), with and into NB Holdings Corporation, a Delaware corporation and a wholly-owned subsidiary of NationsBank ("NB Holdings"), upon the terms and conditions set forth in the Agreement and Plan of Merger dated as of August 29, 1997, by and among NationsBank, NB Holdings and Barnett (the "Agreement"). At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion concerning certain federal income tax consequences of the Merger.

     For purposes of the opinion set forth below, we have relied, with the consent of NationsBank and the consent of Barnett, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of NationsBank and Barnett (copies of which are attached hereto and which are incorporated herein by reference), and have assumed that such certificates will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement and the Joint Proxy Statement-Prospectus included therein (together, the "Proxy Statement"). Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the appendices thereto (including the Agreement).

     We have also assumed that (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement, (ii) the Merger will qualify as a statutory merger under the applicable laws of the States of Florida and Delaware and (iii) treating any obligations between NationBank (or its subsidiaries) and Barnett (or its subsidiaries) as satisfied and reissued in connection with the Merger would not have a significant effect on any person's federal income tax liability.

     Based upon and subject to the foregoing, it is our opinion that, under currently applicable United States federal income tax law, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and that, accordingly:

           (i) No gain or loss will be recognized by NationsBank, NB Holdings or Barnett as a result of the Merger;

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           (ii) No gain or loss will be recognized by the holders of Barnett
                Common Stock who exchange all of their Barnett Common Stock solely for NationsBank Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in NationsBank Common Stock); and

          (iii) The aggregate tax basis of the NationsBank Common Stock received by holders of Barnett Common Stock who exchange all of their Barnett Common Stock solely for NationsBank Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Barnett Common Stock surrendered in exchange therefor (reduced by any amount allocable to the fractional share interest in NationsBank Common Stock for which cash is received).

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the caption "SUMMARY -- Certain Federal Income Tax Consequences", under the caption "THE MERGER -- Certain Federal Income Tax Consequences" and elsewhere in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                         Very truly yours,
                                         /s/ Wachtell, Lipton, Rosen & Katz



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